Exhibit 1.1

STORE Capital Corporation

Common Stock, $0.01 Par Value per Share

Equity Distribution Agreement

November 1, 2019

Robert W. Baird & Co. Incorporated

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

Berenberg Capital Markets LLC

1251 Avenue of the Americas

53rd Floor

New York, New York, 10020

BMO Capital Markets Corp.

3 Times Square

25th Floor

New York, New York 10036

BTIG, LLC

65 East 55th Street

New York, New York 10022

Capital One Securities, Inc.

201 St. Charles Avenue

Suite 1830

New Orleans, Louisiana 70170

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

KeyBanc Capital Markets Inc.

127 Public Square

Cleveland, Ohio 44114

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Regions Securities LLC

1180 West Peachtree St., NW

Suite 1400

Atlanta, Georgia 30309

SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road NE

Atlanta, Georgia 30326

Wells Fargo Securities, LLC

375 Park Avenue, 4th Floor

New York, New York 10152

Ladies and Gentlemen:

STORE Capital Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell, from time to time during the term of this agreement (the “Agreement”), shares of Common Stock, $0.01 par value per share (“Stock”), of the Company having an aggregate offering price of up to $900,000,000 (the “Maximum Amount”) through or to Robert W. Baird & Co. Incorporated, Berenberg Capital Markets LLC,  BMO Capital Markets Corp., BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., Regions Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC (collectively, the “Managers”), each as sales agent or principal, as applicable and as provided in this Agreement.  Such shares issued and sold pursuant to this Agreement are herein called the “Shares.”  For the avoidance of doubt, the term “Shares” also includes shares sold pursuant to any Terms Agreement (as defined in Section 2(b)(i)) entered into pursuant to this Agreement, and any reference herein to Shares sold pursuant to this Agreement will be deemed to include any Shares sold pursuant to any such Terms Agreement.  The obligations of the Managers under this Agreement are several and not joint.

1.        Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, each of the Managers that, as of each Applicable Time (as defined in Section 1(c)), Settlement Date (as defined in Section 2(a)(vi)) and Representation Date (as defined in Section 3(n)):

(a)       An “automatic shelf registration statement” (as defined under Rule 405 under the Securities Act of 1933, as amended (the “Act”)) on Form S-3 (File No. 333-223206) in respect of the Shares has been filed with the Securities and Exchange Commission (the “Commission”); the Registration Statement (as defined below), and each post-effective amendment thereto, if any, each in the form most recently delivered to the Managers prior to such Applicable Time, Settlement Date or Representation Date, as applicable,  is effective under the Act; the Registration Statement complies with the requirements of Rule 415(a)(1)(x) under the Act and initially became effective under the Act no more three years prior to such Applicable Time, Settlement Date or Representation Date, as applicable; and no stop order suspending the effectiveness of the Registration Statement, any post-effective amendment thereto or any part of the foregoing has been issued, and no proceeding for that purpose has been initiated or, to the Company’s knowledge, threatened by the Commission, and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (as used in any representation, covenant or other provision herein or any document delivered pursuant hereto,  unless the context requires otherwise, (1) the base prospectus filed as part of the Registration Statement, in the form in which it was most recently filed with the Commission at or before the date or time as of which such representation, covenant, provision or document is made or otherwise speaks, as applicable, is called the “Basic Prospectus”; (2) the various parts of the registration statement referred to in this first clause of this Section 1(a) (or, if applicable, of the most recent registration statement that has been filed pursuant to Section 3(a) or 3(c), and has become effective under the Act, at or before the date or time as of which such representation, covenant, provision or document is made or otherwise speaks, as applicable), including all exhibits thereto and including any prospectus supplement relating to the Shares that is filed with the Commission and deemed by virtue of Rule 430B under the Act to be part of such registration statement, each as amended at the time such part of such registration statement became (or is deemed to become) effective, are collectively called the “Registration Statement”; (3) the Basic Prospectus, as amended and supplemented immediately prior to the most recent Settlement Date or Applicable Time (or, if no such date, the most recent date the Basic Prospectus or any such amendment or supplement was filed with the Commission) occurring at or before the date or time as of which such representation, covenant, provision or document is made or otherwise speaks, as applicable, is called the “Prospectus”; and (4) any reference to the Registration Statement, Basic Prospectus or Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date or time as of which such representation, covenant, provision or document is made or otherwise speaks, as applicable); any reference to any amendment or supplement to any Basic Prospectus or the Prospectus shall be deemed to refer to and include any prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed after the time of filing of such Basic Prospectus or Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference therein; any reference to any amendment to any Registration Statement shall be deemed to refer to and include the filing of any annual report of the Company pursuant to Section 13(a) or 15(d) of the Exchange Act after the initial effective date of such Registration Statement that is incorporated by reference in such Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Shares is hereinafter called an “Issuer Free Writing Prospectus”);

(b)       No order preventing or suspending the use of the Prospectus (or any part thereof) or any Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus (as defined in Section 1(c))  has been issued by the Commission, and the Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and, as of the date of such filing and as of the date of the most recent prospectus supplement forming part thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided,  however, that this representation and warranty shall not apply to any statements or omissions made in the Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Managers  expressly for use therein;

(c)       For the purposes of this Agreement, “Applicable Time” means each “time of sale” (as such term is used for purposes of Rule 159 under the Act) with respect to the sale of any Shares pursuant to this Agreement (including, for the avoidance of doubt, pursuant to any Terms Agreement).  As of the date hereof, each Applicable Time and each Settlement Date, (1) the Disclosure Package (as defined below) did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (2) no Issuer Free Writing Prospectus listed on Schedule I(a) hereto or Unscheduled Free Writing Prospectus conflicts with the information contained in the Registration Statement or the Prospectus;  provided,  however, that this representation and warranty shall not apply to statements or omissions made in such Disclosure Package or any Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Managers  expressly for use therein; as used herein, “Disclosure Package” means, as of any date or time, the applicable Prospectus, when taken together with (x) those Issuer Free Writing Prospectuses, if any, listed in Schedule I(a) hereto, (y) the public offering price of Shares sold at the relevant Applicable Time and (z) any other “free writing prospectus” (as defined in Rule 405 under the Act) that the applicable Manager(s) and the Company shall hereafter expressly agree in writing to treat as part of such Disclosure Package (each such free writing prospectus described in this clause (z), an “Unscheduled Free Writing Prospectus”).

(d)       The documents incorporated by reference in the Disclosure Package, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Disclosure Package or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; and no documents were filed by the Company with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule I(b) hereto;

(e)       The Registration Statement is effective under the Act and conforms in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and the Registration Statement did not, does not and will not,  in each case as of the applicable effective date as to each part of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided,  however, that this representation and warranty shall not apply to any statements or omissions made in such Registration Statement in reliance upon and in conformity with information furnished in writing to the Company by the Managers expressly for use therein;

(f)        Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Prospectus any loss or interference with its business that is material to the Company and its subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material change in the capital stock of the Company or any of its subsidiaries (other than grants of equity awards under the Company’s equity incentive plans described in the Registration Statement and the Prospectus),  or any change in the long-term debt of the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole (other than debt incurred in the ordinary course of business and in the manner described in, and contemplated by, the Registration Statement and the Disclosure Package),  or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Prospectus;

(g)       The Company and its subsidiaries have good and marketable title in fee simple to all real property (such real property, the “Property”) and good and marketable title to all personal property owned by them, in each case free and clear of all liens, deeds of trust, pledges, claims, restrictions encumbrances and defects, except such as are described in the Prospectus or such as would not, individually or in the aggregate, result in a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, existing and enforceable leases,  with such exceptions as are disclosed in the Registration Statement and the Prospectus or as would not, individually or in the aggregate, result in a Material Adverse Effect; and no third party has any option or right of first refusal to purchase any Property or any portion thereof or interest therein, except as disclosed in the Registration Statement and the Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect;

(h)       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Maryland with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of the Company has been duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be duly incorporated or formed, validly existing and in good standing would not, individually or in the aggregate, have a Material Adverse Effect;

(i)        The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform in all material respects to the description of the Stock contained in the Disclosure Package; and all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(j)        The Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein or in the relevant Terms Agreement, as applicable, will be duly and validly issued and fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Disclosure Package;

(k)       The issuance and sale of the Shares and the compliance by the Company with this Agreement and any relevant Terms Agreement and the consummation of the transactions herein or therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Organizational Documents (as defined below) of the Company,  or (iii) result in a breach or violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults that either have been validly waived (in the case of clause (i)) or would not, individually or in the aggregate, result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issuance or sale of the Shares or the consummation by the Company of the transactions contemplated by this Agreement or any relevant Terms Agreement, except the registration under the Act of the Shares and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance and sale of the Shares contemplated by this Agreement or any relevant Terms Agreement; as used herein, “Organizational Documents” means the following, each as amended from time to time: (v) in the case of a corporation, its charter and bylaws; (w) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (x) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (y) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (z) in the case of any other entity, the organizational and governing documents of such entity.

(l)        Neither the Company nor any of its subsidiaries is (i) in violation of its Organizational Documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of this clause (ii), for such defaults that have been validly waived or would not, individually or in the aggregate, result in a Material Adverse Effect;

(m)      The statements set forth in the Prospectus Disclosure Package under the captions “Description of Common Stock,” insofar as they purport to constitute a summary of the terms of the Stock,  and under the captions “Material U.S. Federal Income Tax Considerations” and “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects;

(n)       Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)       The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended;

(p)       (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act; and (C) the Company is eligible to register the offer and sale of the Shares contemplated hereby or by any relevant Terms Agreement on Form S-3 under the Act;

(q)       Each of Ernst & Young LLP and any other auditing firm that has certified any financial statements included in the Registration Statement or the Prospectus is an independent registered public accountant as required by the Act and the rules and regulations of the Commission thereunder;

(r)        The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; except as disclosed in the Registration Statement and the Disclosure Package,  the Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses or significant deficiencies in its internal control over financial reporting;

(s)       Except as disclosed in the Registration Statement and the Disclosure Package, since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(t)        The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;

(u)       None of the Company, any of its subsidiaries, nor any director or officer of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries, (i) has used or will use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made or will make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) has violated or will violate, or is or will be in violation of, any provision of the Foreign Corrupt Practices Act of 1977; (iv) has violated or will violate, or is or will be in violation of, any provision of the Bribery Act 2010 of the United Kingdom; or (v) has made or will make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the Company and its subsidiaries and affiliates have conducted their respective businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(v)       The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company or any of its subsidiaries (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(w)      None of the Company, any of its subsidiaries, nor any director or officer of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any agent, employee or affiliate of the Company or any of its subsidiaries is (or, during the preceding five years, was), or is (or, during the preceding five years, was) controlled by a person or entity that is (or, during the preceding five years, was), (i) currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Crimea and Syria); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (x) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (y) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions;

(x)       The financial statements of the Company or any other entity, together with the related schedules and notes thereto, included or incorporated by reference in the Registration Statement or the Disclosure Package present fairly the financial position of the Company or such entity, as applicable, as of the dates indicated and the results of its operations and cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved, except as disclosed therein; all pro forma financial statements or data, if any, included or incorporated by reference in the Registration Statement or the Disclosure Package comply with the requirements of the Act, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data;  there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or the Prospectus that are not included or incorporated by reference as required;

(y)       The Company and its subsidiaries own or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including, without limitation, trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures) used in the operation of the business as now operated, except as disclosed in the Registration Statement and the Disclosure Package or where the failure to own or possess such rights would not, individually or in the aggregate, have a Material Adverse Effect; except as disclosed in the Registration Statement and the Disclosure Package or as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received any notice of, nor is there any reasonable basis for, any claim of infringement, misappropriation, violation of or conflict with any such rights of others;  the Company and its subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material trade secrets and confidential information owned, used or held for use by the Company or any of its subsidiaries;

(z)       Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, except for such noncompliance, as would not, individually or in the aggregate have a Material Adverse Effect;

(aa)     The Company and its subsidiaries possess all licenses, permits, certificates and other authorizations from, and have made all declarations and filings with, all governmental authorities required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted as set forth in the Disclosure Package (collectively, “Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; the Company and its subsidiaries have fulfilled and performed all of their respective obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permit, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect;

(bb)     Except as described in the Registration Statement and the Disclosure Package, there are no contracts, agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any person, on the other hand, granting such person the right to require the Company or any of its subsidiary to file a registration statement under the Act with respect to any securities of the Company or any subsidiary;  except as disclosed in the Registration Statement and the Disclosure Package,  no person has the right, pursuant to any contract, agreement or arrangement, to have the offer and sale of any such securities to be registered under the Act pursuant to the Registration Statement;

(cc)     Except as described in the Registration Statement and the Disclosure Package, and, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (iv) to the Company’s knowledge, after due inquiry, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or its subsidiaries relating to Hazardous Materials or any Environmental Laws;

(dd)     Except as disclosed in the Registration Statement and the Disclosure Package the Company or one of its wholly owned subsidiaries holds the lessor’s interest under the leases with any tenants occupying each Property (collectively, the “Leases”); other than the Leases, neither the Company nor any of its subsidiaries has entered into any agreements that, individually or in the aggregate, would materially affect the value of the Properties as a whole or would, individually or in the aggregate, materially interfere with the use made and proposed to be made of the Properties as a whole by the Company; except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other party to any Lease, is in breach or default of any such Lease; (ii) to the Company’s knowledge, no event has occurred or has been threatened in writing, that, with or without the passage of time or the giving of notice, or both, would, individually or in the aggregate, constitute an event of default under any Lease or would permit the termination, modification or acceleration under such Lease; and (iii) each of the Leases is valid and binding and in full force and effect, except to the extent limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity);

(ee)     Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries is in violation of any municipal, state or federal law, rule or regulation concerning any Property; except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, each of the Properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions or other covenants, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of its subsidiaries has received from any governmental authority any written notice of any condemnation of or zoning change, and neither the Company nor any of its subsidiaries has received written notice of any such threatened condemnation or zoning change, that, in either case, if consummated, would, individually or in the aggregate, have a Material Adverse Effect;

(ff)       Except as disclosed in the Registration Statement and the Disclosure Package, no mortgages encumbering the Properties are or will be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any of its subsidiaries; (ii) cross-defaulted to any indebtedness other than indebtedness of the Company or any of its subsidiaries; or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of its subsidiaries;

(gg)     The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid (except for cases in which the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no unpaid tax deficiency has been determined adversely to the Company or any of its subsidiaries that, individually or in the aggregate, has had a Material Adverse Effect; neither the Company nor any of its subsidiaries have notice or knowledge of any unpaid tax deficiency that, if determined adversely to the Company or its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect;

(hh)     The Company and its subsidiaries are entitled to the benefits of insurance with insurers of nationally recognized reputability, in such amounts and covering such risks as are customary in the business in which they are engaged, and all such insurance is in full force and effect; the Company has no reason to believe that it or any of its subsidiaries will not be able to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their respective businesses as now conducted and at a cost that would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied; without limiting the generality of the foregoing, except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its subsidiaries carries or is entitled to the benefits of title insurance on the fee interests with respect to each Property with insurers of nationally recognized reputability, in an amount not less than such entity’s cost for the real property comprising such Property, insuring that such party is vested with good and insurable fee to each such Property;

(ii)       Commencing with its taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; all statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation set forth in the Registration Statement and the Disclosure Package are true, complete and correct in all material respects;  the Company intends to continue to qualify as a REIT under the Code and, after reasonable inquiry and diligence, does not know of any event that would reasonably be expected to cause the Company to fail to qualify as a REIT at any time;

(jj)       Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares (except that the Company makes no representation in this clause (jj) as to any activities of the Managers  or their respective affiliates);

(kk)     Except pursuant to the terms of the indebtedness described in or contemplated by the Registration Statement and the Disclosure Package, (i) the Company is not prohibited, directly or indirectly, from making any distributions to its stockholders and (ii) no subsidiary of the Company is currently prohibited from paying any dividends or distributions directly or indirectly to the Company, from making any other distribution on such subsidiary’s capital stock or other equity interests, from repaying, directly or indirectly, to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets directly or indirectly to the Company or any other subsidiary of the Company;

(ll)       All statistical and market-related data included or incorporated by reference in the Registration Statement or the Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate in all material respects;

(mm)   The Shares are “actively-traded securities” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule;

(nn)     The Company has not entered into any sales agency agreements or other similar arrangements with any agent or other person in respect of transactions in accordance with Rule 415(a)(4) under the Act, other than this Agreement;

(oo)     Other than the compensation pursuant to Section 2 or any Terms Agreement, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement; and

(pp)     The Company consents to the trading, by any Manager, in the Stock for such Manager’s own account or for the account of such Manager’s clients at the same time as sales of Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(qq)     (x) There has been no security breach or attack or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective tenants, employees, vendors and any third party data maintained by or on behalf of them), equipment or technology (“IT Systems and Data”), and (y) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach, attack or compromise to their IT Systems and Data, except, in the case of either clause (x) or (y) as would not reasonably be expected to have a Material Adverse Effect.

2.        Sale and Delivery of Shares.

(a)       Sales Through the Managers as Sales Agent.  Subject to the terms and conditions herein set forth, the Company agrees to issue and sell Shares from time to time through the applicable Manager, acting as sales agent, and such Manager agrees to act as sales agent for the Company in respect of such sales, on the following terms:

(i)        Such Shares are to be sold on a daily basis or otherwise as is agreed to by the Company and such Manager on any day that: (A) is a trading day (a

“Trading Day”) on the New York Stock Exchange (the “Exchange”), (B) the Company has instructed such Manager in writing (or by telephone confirmed promptly by electronic mail) to make such sales; and (C) the applicable conditions set forth in Section 6 have been satisfied.  The Company will designate the maximum amount of Shares to be sold by such Manager daily as agreed to by such Manager (which will in no event (x) exceed the amount available for sale pursuant to the applicable Registration Statement and Prospectus or (y) cause the aggregate offering price of all Shares sold pursuant hereto to exceed the Maximum Amount) and the minimum price per Share at which such Shares may be sold.  Subject to the terms and conditions hereof, such Manager will use its commercially reasonable efforts to sell on a particular Trading Day all of the Shares so designated by the Company for sale through such Manager on such Trading Day.

(ii)       The Company acknowledges and agrees that (A) there can be no assurance that such Manager will be successful in selling the Shares, (B) such Manager will not incur liability or any obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure to use commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as agreed to hereunder and (C) such Manager will not be under any obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by such Manager and the Company.

(iii)      The Company will not authorize the issuance and sale of, and such Manager will not be obligated to use any efforts to sell, any Shares not approved for sale by the board of directors of the Company (the “Board”), or an officer of the Company duly authorized by the Board, and notified by such a  duly authorized officer to such Manager in writing.  The Company or such Manager may, upon notice to the other party in writing (or by telephone confirmed promptly by electronic mail), suspend the offering of Shares through such Manager for any reason and at any time; provided,  however, that such suspension will not affect or impair such parties’ respective obligations with respect to the Shares sold hereunder prior to the receipt of such notice.

(iv)      The compensation to such Manager for sales of Shares with respect to which it acts as sales agent under this Agreement will be up to and including 2.0% of the gross sales price of such Shares sold pursuant to this Section 2(a) and payable as provided in Section 2(a)(v) below. Such rate of compensation will not apply when such Manager acts as principal, in which case the price at which the Company will sell Shares to such Manager will be set forth in the applicable Terms Agreement.  The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), will constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(v)       Such Manager will provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the

Exchange each day on which Shares are sold through such Manager pursuant to this Section 2(a) setting forth (A) the number of Shares so sold on such day, (B) the aggregate gross sales proceeds for such sales, (C) the Net Proceeds to the Company for such sales and (D) the compensation payable by the Company to such Manager with respect to such sales.  Such compensation will be set forth and invoiced in periodic statements from such Manager to the Company, with payment to be made by the Company promptly after its receipt thereof;  provided,  however,  that such Manager may, at its election, instead cause such compensation to be paid by deducting the same from any proceeds to be delivered through the Manager to the Company upon settlement of such sales.

(vi)      Unless otherwise agreed to by the Company and such Manager, settlement for sales of Shares through such Manager pursuant to this Section 2(a) will occur on the second (2nd)  Trading Day following the trade date on which such sales are made (each such date of settlement, a “Settlement Date”).  On each Settlement Date for any such Shares,  such Shares will be issued and delivered by the Company to such Manager against payment of the aggregate gross sales proceeds less any Transaction Fees for the sale of such Shares (and, if applicable, compensation in respect of such Shares deducted pursuant to Section 2(a)(v)).  Settlement for all such Shares will be effected by free delivery of such Shares to such Manager’s account at The Depository Trust Company (the “DTC”) in return for payments, in same day funds, delivered to the Company by federal funds wire transfer to the account designated by the Company.  If the Company or the Company’s transfer agent defaults on its obligation to deliver such Shares on any Settlement Date, then the Company will (A) indemnify and hold such Manager harmless against any loss, claim or damage arising from or as a result of such default and (B) pay such Manager any compensation to which it would otherwise be entitled absent such default.  If such Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees (and, if applicable, compensation deducted pursuant to Section 2(a)(v))  to the Company on any Settlement Date for Shares delivered by the Company,  then such Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount (net of any compensation due to such Manager).

(vii)     At each Applicable Time,  Settlement Date and Representation Date, the Company will be deemed to have affirmed each representation and warranty contained in Section 1 as if such representation and warranty were made as of such date (other than those representations and warranties made as of a specific date as specified herein).

(viii)     Notwithstanding anything to the contrary herein, the Company may sell Shares through no more than one Manager on any Trading Day pursuant to this Section 2(a) and will not instruct or request any Manager to sell any Shares on any Trading Day on which it has instructed any other Manager to sell any Shares.

(b)       Sales to the Managers as Principal.  If the Company wishes to issue and sell Shares other than pursuant to Section 2(a) (each such sale, a “Placement”), then it will notify the applicable Manager of the proposed terms of such Placement, in which case the following provisions will apply:

(i)        If such Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company, wishes to accept amended terms, such Manager and the Company will enter into an agreement in substantially the form set forth in Annex I hereto (with such changes as may be agreed to by the Company and such Manager) (each, a “Terms Agreement”), which will set forth the terms of such Placement.  The terms set forth in a Terms Agreement will not be binding on the Company or such Manager unless and until the Company and such Manager have executed and delivered such Terms Agreement.  In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement between the Company and a Manager, the terms of such Terms Agreement will control as between the Company and such Manager to the extent of such conflict;  provided,  however, that in no event will any Terms Agreement affect the rights or obligations of any Manager not a party thereto.

(ii)       Such Terms Agreement may specify provisions relating to the reoffering of such Shares by the applicable Manager.  The commitment of such Manager to purchase Shares pursuant to any Terms Agreement will be deemed to have been made on the basis of the representations and warranties of the Company, and will be subject to the terms and conditions set forth, in this Agreement.  Such Terms Agreement will specify the number of the Shares to be purchased by such Manager pursuant thereto, the price to be paid to the Company for such Shares and the time and date (each such time and date, a “Time of Delivery”) and place of delivery of and payment for such Shares, and may contain other provisions agreed to by the Company and such Manager.

(c)       Blackout Periods.  Notwithstanding anything to the contrary herein, but except as may be otherwise mutually agreed to by the Company and the applicable Manager, the Company will not offer or sell or instruct or request any Manager to offer or sell, and no Manager will be obligated to offer or sell, any Shares, at any time during (i) the period beginning on, and including, the 14th calendar day prior to the date on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings or revenue results for a fiscal year or fiscal quarter and ending at the time the Company files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes consolidated financial statements for such fiscal year or fiscal quarter, as applicable, or (ii) any other period in which the Company is, or could reasonably be deemed to be, in possession of material non-public information.

(d)       Maximum Amount of Shares to Be Sold.  In no event will Shares be sold pursuant to this Agreement, and in no event will the Company request sales of Shares pursuant to this Agreement, if such sales would (i) cause the aggregate gross sales proceeds of the Shares sold pursuant to this Agreement to exceed the Maximum Amount;

(ii) cause the number or aggregate gross sales proceeds of Shares sold pursuant to this Agreement to exceed the number or aggregate value, as applicable, of Shares of Stock available for issuance under the currently effective Registration Statement; or (iii) cause the aggregate gross sales proceeds of Shares sold pursuant to this Agreement to exceed the value of Shares authorized from time to time to be issued and sold pursuant to this Agreement by the Board, or a duly authorized committee thereof, and notified to the Managers in writing.

(e)       Re-Affirmation of Representations and Warranties.  Each acceptance by the Company of an offer to purchase Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, will be deemed to be an affirmation to the Managers that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made as of such date, and an undertaking that such representations and warranties will be true and correct as of the related Time of Delivery, as though made as of such time.  For the avoidance of doubt, such representations and warranties will be deemed to cover the disclosures contained in the applicable Registration Statement, Prospectus and Disclosure Package as then amended or supplemented.

(f)        Regulation M.  If any party hereto has reason to believe that the exemptive provisions of Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other parties hereto and sales of the Shares under this Agreement (including pursuant to any Terms Agreement) will be suspended until that or other exemptive provisions have been satisfied in the judgment of each party hereto.

(g)       Authorized Persons.  Each of Christopher H. Volk and Catherine Long or any other person designated by one or both of them or otherwise authorized by the Company, is authorized to request sales of the Shares to be made by any Manager pursuant to this Agreement.

3.        Agreements of the Company.  The Company agrees with each of the Managers:

(a)       To prepare a supplement to the Basic Prospectus forming part of the Registration Statement that is effective on the date hereof (File No. 333-223206), in a form approved by the Managers and covering the Shares, and to file such prospectus supplement pursuant to Rule 424(b) under the Act on the date hereof; to make no further amendment or any supplement to any Registration Statement, Basic Prospectus or Prospectus which shall be disapproved by the Managers promptly after reasonable notice thereof; to, subject to the foregoing, file any other supplement to the applicable Basic Prospectus required to be filed pursuant to Rule 424 under the Act within the time periods required by, and otherwise in compliance with, such rule; to advise the Managers promptly if any new, or any amendment to any existing, Registration Statement has been filed or becomes effective or any amendment or supplement to any Basic Prospectus or Prospectus has been filed and to furnish the Managers with copies thereof; to file promptly all material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to advise the Managers, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Basic Prospectus, Prospectus or other prospectus in respect of the Shares, of any notice of objection of the Commission to the use of any Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act (or of any other event causing the Company to cease to be eligible to use the Registration Statement then covering the Shares, including by virtue of ceasing to be eligible to use Form S-3),  of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of any Registration Statement, Basic Prospectus or Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Basic Prospectus, Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and, in the event of any such issuance of a notice of objection or the occurrence of any such other event, promptly to take such steps (including, without limitation, amending the applicable Registration Statement or filing a new registration statement), at its own expense, as may be necessary to permit offers and sales of the Shares pursuant to this Agreement;

(b)       If required by Rule 430B(h) under the Act, to prepare a form of prospectus in a form approved by the Managers and to file such form of prospectus pursuant to Rule 424(b) under the Act not later than may be required by Rule 424(b) under the Act; and to make no further amendment or supplement to such form of prospectus which shall be disapproved by the Managers promptly after reasonable notice thereof;

(c)       If by the third anniversary (each, a “Renewal Deadline”) of the initial effective date of the applicable Registration Statement and the delivery of a prospectus (whether physically or through compliance with Rule 153, Rule 172 or any similar rule) would be required in connection with the offering or sale of such Shares pursuant hereto,  any Shares remain available for sale pursuant hereto, the Company will file, if it has not already done so and is eligible to do so, (i) a new automatic shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Managers, or (ii) if at such Renewal Deadline, the Company is no longer eligible to file an automatic shelf registration statement, the Company will, if it has not already done so, file a new shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Managers, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline.  The Company will take all other action necessary or appropriate to permit the offering and sale of the Shares to continue as contemplated in the expired registration statement relating to the Shares;

(d)       Promptly from time to time to take such action as any Manager may reasonably request to qualify the Shares for offering and sale under the securities laws of such jurisdictions as such Manager may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the offer and sale of the Shares as contemplated hereby, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(e)       To furnish from time to time the Managers, without charge, during any period (the “Prospectus-Delivery Period”) when the delivery of a prospectus (whether physically or through compliance with Rule 153, Rule 172 or any similar rule) would be required in connection with the offering or sale of any Shares pursuant hereto, with such number of copies of the Prospectus (as amended or supplemented) as the Managers may reasonably request, and, if, during any Prospectus-Delivery Period, any event shall have occurred as a result of which the applicable Prospectus or Disclosure Package as then amended or supplemented includes an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the applicable Prospectus or Disclosure Package or to file under the Exchange Act any document incorporated by reference therein in order to comply with the Act or the Exchange Act (including, without limitation, Section 10(a)(3) of the Act), to promptly notify each Manager and file such document and prepare and furnish without charge to each Manager and to any dealer in securities as many written and electronic copies as such Manager may from time to time reasonably request of an amended Prospectus or Disclosure Package or a supplement to the Prospectus or which will correct such statement or omission or effect such compliance;

(f)        To pay the required Commission filing fees relating to the Shares within the time required by, and otherwise in compliance with, the applicable rules of the Commission (without regard to the proviso to Rule 456(b)(1)(i), if applicable);

(g)       To timely file such reports pursuant to the Exchange Act (assuming that the Company is subject to the reporting requirements of Section 13(a) of the Exchange Act, if the Company is not then subject to the same) as necessary in order to make generally available to its securityholders as soon as practicable, an earnings statement of the Company complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158);

(h)       Not to engage in any of the following at any time when sales of the Shares have been made through or to any Manager but have not settled or when the Company has outstanding with any Manager any instructions to sell Shares but such instructions have not been fulfilled or cancelled, in each case without giving such Manager at least three business days’ prior written notice specifying the nature and date of the proposed transaction:  (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any securities of the Company that are substantially similar to the Shares, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Stock or such other securities, in cash or otherwise;  provided,  however, that such notice shall not be required in connection with the (A) sale of the Shares to be sold hereunder, (B) issuance, grant or sale of Stock, options to purchase Stock or Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock or compensatory plan or arrangement described in the Disclosure Package, (C) the issuance of Stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of such sale or instruction, as applicable,  or (D)  the issuance or sale of Stock pursuant to any dividend reinvestment plan that is disclosed in the Registration Statement and the Disclosure Package;

(i)        During any period when the delivery of a prospectus (whether physically or through compliance with Rule 153, Rule 172 or any similar rule) would be required in connection with the offering or sale of any Shares pursuant hereto, to (i) file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods prescribed by, and satisfying the requirements of, the Exchange Act and (ii) otherwise comply with the Exchange Act and the Act;

(j)        During a period of twelve (12) months from the effective date of each applicable Registration Statement, to deliver to the Managers,  as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; provided, however, that the Company shall not be required to provide documents that are available on the Company’s website or through the Commission’s Electronic Data Gathering, Analysis and Retrieval system;

(k)       To use the net proceeds received by it from the sale of the Shares pursuant to this Agreement in the manner specified in the applicable Prospectus under the caption “Use of Proceeds”;

(l)        To use its best efforts to list, subject to notice of issuance, the Shares on the Exchange;

(m)      To advise the Managers immediately after the Company receives notice or otherwise obtains knowledge, at any time during the term of this Agreement, of any information or fact that would alter or affect any opinion, certificate, letter or other document provided to any Manager pursuant to Section 6 (including pursuant to Section 3(n));

(n)       On (i) the date hereof and (ii) any other date on which (A)  the offering of Shares under this Agreement is re-commenced following the termination of a suspension of sales hereunder (including pursuant to the proviso below); (B) any new Registration Statement becomes effective under the Act; (C) any Registration Statement, Basic Prospectus or Prospectus is amended or supplemented (other than (x) an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein, which will be subject to clauses (D) and (G) below, (y) any prospectus supplement filed pursuant to Rule 424 and containing solely the information referred to in Section 3(q) or (z) a prospectus supplement relating solely to an offering of securities other than the Shares); (D) there is filed with the Commission any document incorporated by reference into the applicable Prospectus (including any Current Report on Form 8-K that contains financial statements, supporting schedules or other financial data, but excluding any other Current Report on Form 8-K unless any Manager otherwise reasonably requests following the filing of such Current Report); (E) a Terms Agreement has been executed and delivered by the Company and any Manager; (F) any Shares are delivered to any Manager as principal at a Time of Delivery pursuant to a Terms Agreement; or (G) any Manager, upon reasonable advance notice to the Company, otherwise reasonably requests  (each such date or time in preceding clauses (i) or (ii), a “Representation Date”), to furnish or cause to be furnished to the Managers (or, in the case of clause (ii)(G), to such Manager) the opinions, letters, certificates and other documents referred to in subsections (b),  (c),  (d),  (e) and (j) of Section 6;  provided,  however, that if, on any Representation Date (other than a Representation Date pursuant to clause (i) or (ii)(E) or (F) above), no instruction or request to a Manager to sell any Shares has been delivered or is pending or otherwise effective, then the Company may, at its election, suspend the requirement to so deliver such opinions, letters, certificates and other documents on such Representation Date, provided that the Company may not thereafter instruct or otherwise request any Manager, and no Manager will have any obligation, to sell any Shares pursuant hereto unless the Company first so delivers such opinions, letters, certificates and other documents on and as of a date (which date will be deemed to be a Representation Date pursuant to clause (i)(A) above) that is on or after the last Representation Date on which the Company elected to so suspend such delivery and before the time the Company delivers such instruction or request.  For the avoidance of doubt, references in each such opinion, letter, certificate or document to the Registration Statement, Prospectus and Disclosure Package (including indirectly by reference to the representations and warranties contained herein) will, pursuant to the definition of such terms herein, refer to the applicable Registration Statement, Prospectus and Disclosure Package as then amended or supplemented.

(o)       On each Representation Date, if reasonably requested by any Manager, to conduct a due diligence session, in form and substance satisfactory to the Managers, which will include representatives of the management and the independent accountants of the Company.  The Company will cooperate timely with any reasonable due diligence request from or review conducted by any Manager or its agents or counsel from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate officers and agents of the Company during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company and its officers and agents, as any Manager may reasonably request;

(p)       If, to the Company’s knowledge, the conditions set forth in Section 6(a),  6(f) or 6(i) or the Company’s representations and warranties herein shall not be true and correct on the applicable Settlement Date, to offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by any Manager the right to refuse to purchase and pay for such Shares;

(q)       To disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales during the applicable annual or quarterly period;

(r)        To ensure, prior to instructing or requesting any Manager to sell Shares, that (i) the Company has obtained all necessary corporate authority for the offer and sale of such Shares; and (ii) there are at all times sufficient shares of Stock to provide for the issuance, free of any preemptive rights, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to this Agreement; and

(s)       To cooperate with the Managers and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of the DTC.

4.        Free Writing Prospectuses.

(a)       The Company represents and agrees that, without the prior consent of the Managers, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act; each Manager represents and agrees that, without the prior consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute a free writing prospectus; any such free writing prospectus the use of which has been consented to by the Company and the Managers as of the date of this Agreement is listed on Schedule I(a) hereto;

(b)       The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus and Unscheduled Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and

(c)       The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus would conflict with the information in the applicable Registration Statement or Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Managers and, if requested by any Manager, will prepare and furnish without charge to each Manager an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided,  however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by the Managers expressly for use therein.

5.        Payment of Expenses.  The Company covenants and agrees with the several Managers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of each Registration Statement, Basic Prospectus, Prospectus, Issuer Free Writing Prospectus and Unscheduled Free Writing Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Managers and dealers; (ii) the cost of printing or producing any Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) all expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 3(d) hereof, including (but only in the case that the Shares are not “covered securities” within the meaning of Section 18 of the Act) the fees and disbursements of counsel for the Managers in connection with such qualification and in connection with the Blue Sky survey (iv) all fees and expenses in connection with listing the Shares on the Exchange; (v) the filing fees incident to, and the fees and disbursements of counsel for the Managers in connection with, any required review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the terms of the sale of the Shares (which fees and disbursements of counsel (excluding, for the avoidance of doubt, any such filing fees) shall not exceed $10,000 in the aggregate); (vi) the cost of preparing stock certificates; (vii) the cost and charges of any transfer agent or registrar; (viii) if Shares having an aggregate offering price of $10,000,000 or more have not been offered and sold under this Agreement by the second anniversary of this Agreement (or such earlier date at which the Company terminates this Agreement), the Company shall reimburse the Managers for all reasonable documented out-of-pocket expenses of the Managers, including the reasonable fees and disbursements of counsel to the Managers, to be limited, at any given time, to one counsel for the Managers together with any local counsel) in connection with this Agreement and ongoing services in connection with the transactions contemplated by this Agreement (the “Expenses”); provided,  however, that the Expenses shall not exceed an aggregate under this Agreement of $100,000; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section  5.

6.        Conditions to the Managers’ Obligations.  The obligations of each Manager hereunder and under any Terms Agreement to which it is a party will be subject, in its discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Applicable Time, Settlement Date and Representation Date, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)       The Prospectus and any supplement thereto required by Rule 424 under the Act shall have been filed with the Commission pursuant to Rule 424 under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 3(a); all material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time period prescribed for such filing by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission,  and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been issued or received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Managers’ reasonable satisfaction;

(b)       Latham & Watkins LLP, counsel for the Managers, shall have furnished to such Manager, on each Representation Date on which the same is to be delivered pursuant to Section 3(n),  such written opinion or opinions, dated as of such date, in form and substance satisfactory to such Manager, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c)       DLA Piper LLP (US), counsel for the Company, or such other counsel acceptable to the Managers, shall have furnished to such Manager,  on each Representation Date on which the same is to be delivered pursuant to Section 3(n),  a written corporate opinion, tax opinion and letter, dated as of such date,  in form and substance satisfactory to such Manager,  in the forms set forth in Annex II(a),  Annex II(b) and Annex II(c), respectively, hereto;

(d)       The general counsel of the Company, or such other counsel acceptable to the Managers, shall have furnished to such Manager, on each Representation Date on which the same is to be delivered pursuant to Section 3(n),  a written certificate, dated as of such date, in form and substance satisfactory to such Manager,  in the form set forth in Annex III hereto;

(e)       On each Representation Date on which the same is to be delivered pursuant to Section 3(n),  each of Ernst & Young LLP and any other auditing firm that has certified any financial statements included in the Registration Statement or the Prospectus shall have furnished to such Manager a letter or letters, dated as of such date, in form and substance satisfactory to such Manager,  confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and that they have performed a review of any unaudited interim financial information of the Company included in the Registration Statement or the Disclosure Package in accordance with AS 4105,  Interim Financial Information, and containing other statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters;

(f)        (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus, and (ii) since the respective dates as of which information is given in the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in such Manager’s judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus;

(g)       On or after the date hereof, (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock;

(h)       The Shares have been duly listed, subject to notice of issuance, on the Exchange;

(i)        FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements of this Agreement or any applicable Terms Agreement; and

(j)        The Company shall have furnished or caused to be furnished to such Manager, on each Representation Date on which the same is to be delivered pursuant to Section 3(n),  certificates of officers of the Company reasonably satisfactory to such Manager as to the accuracy of the representations and warranties of the Company herein at and as of such date, as to the performance by the Company of all of its obligations hereunder to be performed on or before such date, as to the matters set forth in subsections 6 and (f) of this Section as of such date and as to such other matters as such Manager may reasonably request.

7.        Indemnification and Contribution.

(a)       The Company will indemnify and hold harmless each Manager against any losses, claims, damages or liabilities, joint or several, to which such Manager may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Basic Prospectus, Disclosure Package, Prospectus,  Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus, or any amendment or supplement to any of the foregoing, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or any “road show” (as defined in Rule 433(h) under the Act), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Manager for any legal or other expenses reasonably incurred by such Manager in connection with investigating or defending any such action or claim as such expenses are incurred; provided,  however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Statement, Basic Prospectus, Disclosure Package, Prospectus, Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus, or any amendment or supplement to any of the foregoing, in reliance upon and in conformity with written information furnished to the Company by the Managers expressly for use therein.

(b)       Each Manager will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Basic Prospectus, Disclosure Package, Prospectus, Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus, or any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, Basic Prospectus, Disclosure Package, Prospectus, Issuer Free Writing Prospectus, Unscheduled Free Writing Prospectus, amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Manager expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.  The Company and the Managers agree that the Managers have not furnished any information expressly for use in any Registration Statement, Basic Prospectus, Disclosure Package, Prospectus, Issuer Free Writing Prospectus or Unscheduled Free Writing Prospectus, or any amendment or supplement to any of the foregoing, existing on the date of this Agreement (including the supplement to the Basic Prospectus to be filed with the Commission on the date of this Agreement).

(c)       Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)       If the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company,  on the one hand, and applicable Manager, on the other, from the offering of the Shares.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company,  on the one hand, and the applicable Manager, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company,  on the one hand, and the applicable Manager, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Manager, in each case as provided in Section 2(a)(iv) or in the relevant Terms Agreement, as applicable.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company,  on the one hand, or such Manager, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Managers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Shares sold through or to it pursuant to this Agreement were offered to the public exceeds the amount of any damages which such Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Managers’ obligations in this subsection (d) to contribute are several in proportion to the respective number of Shares sold through or to them pursuant to this Agreement and not joint.

(e)       The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of each Manager, each person, if any, who controls any Manager within the meaning of the Act and each affiliate of any Manager; and the obligations of the Managers under this Section 7 shall be in addition to any liability which the respective Managers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Act.

8.        Survival of Indemnities, Agreements, Representations, Etc.  The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Managers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Manager or any controlling person of any Manager, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.

9.        Termination.

(a)       Termination by the Company.  Subject to this Section 9(a), the Company will have the right, by giving written notice to the other parties, to terminate this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time.  Any such termination will be without liability of any party to any other party; provided,  however, that (i) if any Shares have been sold through any Manager for the Company, then Section 2(e) will remain in full force and effect; (ii) with respect to any pending sale through any Manager for the Company, the obligations of the Company, including in respect of compensation of such Manager, will remain in full force and effect notwithstanding such termination; and (iii) Sections 1 (as to any representations and warranties made thereunder prior to such termination), 5,  7,  8,  10,  11,  12,  13,  14,  16,  17,

18,  19 and 20 will remain in full force and effect notwithstanding such termination.  A termination pursuant to this subsection (a) will become effective at the close of business on the date the Managers receive such notice.

(b)       Termination by the Manager.  Each Manager will have the right, by giving written notice to the Company, to terminate its obligations under this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time.  Any such termination will be without liability of any party to any other party, except that, as between the Company and such Manager, Sections 1 (as to any representations and warranties made thereunder prior to such termination), 5,  7,  8,  10,  11,  12,  13,  14,  16,  17,  18,  19 and 20 will remain in full force and effect notwithstanding such termination.  A termination pursuant to this subsection (b) will become effective at the close of business on the date the Company receives such notice.

(c)       Termination Generally.  This Agreement will remain in full force and effect until such time as the aggregate offering price of the Shares sold pursuant to this Agreement equals the Maximum Amount; provided,  however, that Sections 1 (as to any representations and warranties made thereunder prior to such termination), 5,  7,  8,  10,  11,  12,  13,  14,  16,  17,  18,  19,  20 and 21 will remain in full force and effect.

(d)       Termination of Obligations Under Any Terms Agreement by the Applicable Manager.  If any Shares are to be purchased by any Manager pursuant to a Terms Agreement, then the Company will not have the right to terminate its obligations under such Terms Agreement or hereunder with respect thereto, but the obligations of such Manager pursuant to such Terms Agreement will be subject to termination, in the absolute discretion of such Manager, by notice given to the Company prior to the Time of Delivery for such Shares, if any condition to such Manager’s obligations set forth in Section 6 has not been satisfied when and as provided in this Agreement or if, at any time prior to such Time of Delivery, any of the following has occurred: (i) a suspension or material limitation in trading in securities generally on the Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) a suspension or material limitation in trading in the Company’s securities on the Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in such Manager’s judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus and such Terms Agreement.

10.      Notices.  All statements, requests, notices and agreements hereunder shall be in writing, and if to any Manager shall be delivered or sent by mail, telex or facsimile transmission to, as applicable: Robert W. Baird & Co. Incorporated, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Syndicate Department; Berenberg Capital Markets LLC, 1251 Avenue of the Americas, 53rd Floor, New York, New York

10020, Attention: James J. Ramp, Head of US Investment Banking;  BMO Capital Markets Corp., 3 Times Square, 25th Floor, New York, New York 10036, Attention: Legal Department (Fax: (212) 702-1205); BTIG, LLC, 825 Third Avenue, 6th Floor, New York, New York 10022, Attention ATM Trading Desk (email: BTIGUSATMTrading@btig.com); Capital One Securities, Inc., 201 St. Charles Avenue,  Suite 1830,  New Orleans, Louisiana 70170,  Attention: Compliance; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: IBCM-Legal (Fax: (212) 325-4296); Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; J.P. Morgan Securities LLC 383 Madison Avenue, New York, New York, 10179, Attention: Special Equity Desk (Fax: (212) 622-8358); KeyBanc Capital Markets Inc., 127 Public Square, Cleveland, Ohio 44114, Attention: Equity Capital Markets; Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: General Counsel, Equity Capital Markets; Regions Securities LLC, 1180 West Peachtree St., NW, Suite 1400, Atlanta, Georgia 30309, Attention: Jill W. Maggiore (Fax: (404) 279-7474); SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road NE, Atlanta, Georgia 30326, Attention: Equity Capital Markets; and Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department (Fax: (212) 214-5918); and if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

11.      Patriot Act.  The Company hereby acknowledges that, in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Managers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Managers to properly identify their respective clients.

12.      Agreement Binding, Etc.  This Agreement shall be binding upon, and inure solely to the benefit of, the Managers, the Company and, to the extent provided in Section 7, the officers and directors of the Company, the officers and directors of each Manager and each person who controls the Company or any Manager, and their respective heirs, executors, administrators, successors and assigns,  and no other person shall acquire or have any right under or by virtue of this Agreement.  No purchaser of any of the Shares through or from any Manager shall be deemed a successor or assign by reason merely of such purchase.

13.      Time of the Essence; Business Days.  Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

14.      No Fiduciary Relationship.  The Company acknowledges and agrees that (i) the offer and sale of Shares pursuant to this Agreement (including pursuant to any

Terms Agreement) is an arm’s-length commercial transaction between the Company, on the one hand, and the applicable Manager, on the other, (ii) in connection therewith and with the process leading to such transaction, no Manager is acting as a fiduciary of the Company, (iii) no Manager has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Manager has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and any applicable Terms Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Company agrees that it will not claim that the Managers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

15.      Prior Agreements.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between or among the Company and the Managers, or any of them, with respect to the subject matter hereof.

16.      Governing Law; Jurisdiction.  THIS AGREEMENT, EACH TERMS AGREEMENT, IF ANY,  AND ANY MATTERS RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.  The Company agrees that any suit or proceeding arising in respect of this agreement or the engagement of the Managers will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

17.      Waiver of Trial by Jury.  Each of the Company and each Manager hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement , any Terms agreement or the transactions contemplated hereby or thereby.

18.      Counterparts.  Each of this Agreement and any Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

19.      Tax Matters.  Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Managers imposing any limitation of any kind.  However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws.  For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

20.      Headings.  The headings of the sections, subsections and clauses of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions of this Agreement.

21.      Recognition of the U.S. Special Resolutions Regimes.

(a)        In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)        In the event any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 21: (A) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (B) “Covered Entity” means any of the following: (i) a “covered entity” as the term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable; and (D) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

* * *

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between each of the Managers and the Company.

Very truly yours,

STORE CAPITAL CORPORATION

By:	/s/ Christopher H. Volk
Name: Christopher H. Volk
Title: President and Chief Executive Officer

[Signature Page to Equity Distribution Agreement]

Accepted as of the date hereof:

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Tim Stefanou
Name: Tim Stefanou
Title: Vice President

BERENBERG CAPITAL MARKETS LLC

By:	/s/ James Ramp
Name: James Ramp
Title: Head of US Investment Banking

BMO CAPITAL MARKETS CORP.

By:	/s/ David Raff
Name: David Raff
Title: Managing Director

BTIG, LLC

By:	/s/ Anton LeRoy
Name: Anton LeRoy
Title: President

CAPITAL ONE SECURITIES, INC.

By:	/s/ Greg Steele
Name: Greg Steele
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Zhifeng Tao
Name: Zhifeng Tao
Title: VP

[Signature Page to Equity Distribution Agreement]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Wiele
Name: Craig Wiele
Title: Managing Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Raffael Fiumara
Name: Raffael Fiumara
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephanie Little
Name: Stephanie Little
Title: Executive Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Paul Hodermarsky
Name: Paul Hodermarsky
Title: Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Mike Connor
Name: Mike Connor
Title: Executive Director

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Jozsi Popper
Name: Jozsi Popper
Title: Senior Vice President

[Signature Page to Equity Distribution Agreement]

REGIONS SECURITIES LLC

By:	/s/ Brit Stephens
Name: Brit Stephens
Title: Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Keith Carpenter
Name: Keith Carpenter
Title: Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

[Signature Page to Equity Distribution Agreement]

SCHEDULE I

(a)            Issuer Free Writing Prospectuses forming part of the Disclosure Package:

None.

(b)            Additional documents incorporated by reference:

None.

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ANNEX I

[Form of Terms Agreement]

STORE Capital Corporation

Terms Agreement

[Legal name of applicable Manager]

[Address of applicable Manager]

Ladies and Gentlemen:

STORE Capital Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated November 1, 2019 (the “Equity Distribution Agreement”), between the Company and Robert W. Baird & Co. Incorporated, Berenberg Capital Markets LLC, BMO Capital Markets Corp., BTIG, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., Regions Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC to issue and sell to you (in such capacity, the “Manager”) the number of shares of Common Stock, $0.01 par value per share (“Stock”), of the Company specified in Schedule I hereto (the “Purchased Shares”)[, and, solely for the purpose of covering sales of shares of Stock in excess of the number of Purchased Shares, to grant to the Manager the option to purchase the additional shares of Stock specified in Schedule I hereto (the “Additional Shares”)].  Capitalized terms used herein without definition will have the respective definitions ascribed to them in the Equity Distribution Agreement.

[The Manager will have the right to purchase from the Company all or a portion of the Additional Shares at the same purchase price per share to be paid by the Manager to the Company for the Purchased Shares, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Purchased Shares but not payable on the Additional Shares.  This option may be exercised by the Manager at any time, and from time to time, on or before the thirtieth day following the date hereof, by written notice to the Company.  Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Option Closing Date” (which date will be deemed, for purposes of the Equity Distribution Agreement, to be Time of Delivery));  provided,  however, that the Option Closing Date will not be earlier than the [first] Time of Delivery (as set forth in Schedule I hereto) and, except as may bet agreed to by the Company, will not be earlier than the second business day after the date on which the option has been exercised or later than the fifth business day after the date on which the option shall have been exercised.  Payment of the purchase price for the Additional Shares will be made at the Option Closing Date in the same manner and at the same office as the payment for the

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Purchased Shares.]

Each of the provisions of the Equity Distribution Agreement not specifically relating to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety and will be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Each of the representations and warranties set forth therein will be deemed to have been repeated and made at and as of the date of this Terms Agreement  [,][and] the [first] Time of Delivery [and each Option Closing Date, if any].

The Company will file with the Commission an amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares [and the Additional Shares], in the form heretofore delivered to the Manager.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement, the Company agrees to issue and sell to the Manager, and the Manager agrees to purchase from the Company, the number of Purchased Shares [and Additional Shares, if applicable,] at the time and place and at the purchase price set forth in Schedule I hereto.

* * *

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If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between the Manager and the Company.

Very truly yours,

STORE CAPITAL CORPORATION

By:
Name:
Title:

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Accepted as of the date hereof:

[LEGAL NAME OF APPLICABLE MANAGER]

By:
Name:
Title:

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Schedule I to the Terms Agreement

Title of Shares:	Common Stock, $0.01 par value per share

Number of Purchased Shares:	[___]

[Number of Additional Shares:	[___]]

Price to Public:	$[___] per share

Purchase Price by Manager:

$[___] per Purchased Share[, less, in the case of any Additional Shares, an amount per share equal to any dividends or distributions declared by the Company and payable on the Purchased Shares but not payable on the Additional Shares]

Method of Payment of Purchase Price:	By wire transfer to a bank account specified by the Company in same day funds

Method of Delivery:	Free delivery of the Shares to an account designated by the Manager at DTC in return for payment of the purchase price therefor

[First] Time of Delivery:	[___]

Closing Location:	[___]

Documents to be Delivered:

Without limiting the generality of the Equity Distribution Agreement, the following documents referred to in the Equity Distribution Agreement will be delivered as additional conditions to settlement at the Time of Delivery [and at any Option Closing Date], and will be dated as of such Time of Delivery [or Option Closing Date, as applicable]:

(1)  The officers’ certificate referred to in Section 6(j).

(2)  The legal opinions and other documents referred to in Section 6(b), 6(c) and 6(d).

(3)  The accountants’ letter referred to in Section 6(e).

(4)  Such other documents as the Manager shall reasonably request.

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